FOR IMMEDIATE RELEASE                                                EXHIBIT 99.1

Media Contact:
Gabby Nelson
(763) 551-7460
gabby.nelson@selectcomfort.com

SELECT COMFORT CORPORATION NAMES CATHERINE BUR-HALL
SENIOR VICE PRESIDENT AND CHIEF MARKETING OFFICER

MINNEAPOLIS – (Nov. 1, 2007) – Select Comfort Corporation (NASDAQ:SCSS), the nation's leading bed retailer and creator of the SLEEP NUMBER® bed, today announced the appointment of Catherine Bur-Hall as senior vice president and chief marketing officer for the company, effective Nov. 26, 2007.

“Select Comfort is at a pivotal time in the evolution of the Sleep Number brand. So, we’re thrilled to welcome a marketing leader with Cathy’s deep experience to the team,” explained Bill McLaughlin, chairman and chief executive officer for Select Comfort. “Having worked for agencies serving some of the most well-known consumer product companies, Cathy has a strong track record of implementing successful advertising programs. In addition, she recently gained valuable experience in retail marketing in a corporate environment. This combination makes her an ideal fit for this role.”

Ms. Bur-Hall joins Select Comfort from Midas International, where she most recently served as vice president of marketing and advertising. In her role, she oversaw all major marketing programs including the development and launch of a new, companywide positioning and marketing platform that resulted in increased brand equity and sales growth for the company.

Prior to her work at Midas International, Ms. Bur-Hall was a senior vice president and group account director for the Chicago office of BBDO Worldwide, leading the U.S. account
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team for Wrigley, Jr. Company. Ms. Bur-Hall also held progressive responsibilities within the Chicago office of Leo Burnett Company, working for clients such as Procter & Gamble, BP Amoco and Tropicana.

Ms. Bur-Hall earned a bachelor’s degree in economics from Northwestern University in Evanston, Illinois. She went on to earn her master’s degree in management, marketing and management policy from the university’s J.L. Kellogg Graduate School of Management.

About Select Comfort Corporation
Founded more than 20 years ago, Select Comfort Corporation is the nation's leading bed retailer(1). Based in Minneapolis, the company designs, manufactures, markets and supports a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. SELECT COMFORT® products are sold through its more than 470 company-owned stores located across the United States; select bedding retailers; direct marketing operations; and online at www.sleepnumber.com.

1Top 25 Bedding Retailers, Furniture/Today, August 2007.
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